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                                  EXHIBIT 21.1

                     SUBSIDIARIES OF LIFELINE SYSTEMS, INC.


Lifeline Systems Securities Corporation
111 Lawrence Street
Framingham, Massachusetts 01702-8156

Incorporated in the Commonwealth of Massachusetts

Lifeline Systems Canada, Inc.
95 Barber Greene Road
North York, Ontario, Canada  M3C 3E9

Incorporated in the Province of Ontario, Canada

Lifeline Systems Export, Inc.
The Financial Services Centre
Bishops Court Hill
St. Michael, Barbados

Incorporated in the Country of Barbados